                                                                    Exhibit 20.2


                NOTICE OF SPECIAL MEETING OF THE SHAREHOLDERS
                                      AND
                            MANAGEMENT PROXY CIRCULAR
                                       OF
                               IVANHOE MINES LTD.

                            DATED: NOVEMBER 27, 2002

                               IVANHOE MINES LTD.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                               DECEMBER 23, 2002

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Ivanhoe Mines Ltd. (the "Corporation") will be held on Monday, December 23, 2002, at 9:30 a.m., local time, in Suite 629, the World Trade Centre, 999 Canada Place, Vancouver, British Columbia for the following purposes:

1. To consider and, if deemed advisable, pass a resolution authorizing, in accordance with the requirements of listing rule 7.1 of the Australian Stock Exchange Limited ("ASX"), the issue of up to 50 million Equity Securities (in addition to any other securities otherwise issuable in compliance with the ASX Listing Rules) to such allottees and at such issue price(s) as determined by the Directors as set out in this Management Proxy Circular, such issuance to be authorized to take place on or before the later of: (i) three months following the date of the Meeting; or (ii) subject to any applicable ASX waiver, the date of the Corporation's next annual general meeting. For purposes of this resolution, an "Equity Security" is a Common Share or a security or other right convertible into or exchangeable for a Common Share including a Common Share Purchase Warrant or a Special Warrant;

2.   To consider any amendment to a matter identified in this Notice; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

The board of directors has fixed November 22, 2002 as the Record Date for the determination of shareholders entitled to notice of, and to vote at, this Special Meeting and at any adjournment thereof.

A Management Proxy Circular, Form of Proxy, and return envelope accompany this Notice of Meeting.

A SHAREHOLDER, WHO IS UNABLE TO ATTEND THE MEETING IN PERSON AND WHO WISHES TO ENSURE THAT SUCH SHAREHOLDER'S SHARES WILL BE VOTED AT THE MEETING, IS REQUESTED TO COMPLETE, DATE AND EXECUTE THE ENCLOSED FORM OF PROXY AND DELIVER IT BY FACSIMILE (604) 688-4301 OR (416) 363-9524, BY HAND OR BY MAIL IN ACCORDANCE WITH THE INSTRUCTIONS SET OUT IN THE FORM OF PROXY AND IN THE MANAGEMENT PROXY CIRCULAR.

Dated at Vancouver, British Columbia, this 27th day of November, 2002.

                                                          BY ORDER OF THE BOARD
                                                          "BEVERLY A. BARTLETT"

                                                           CORPORATE SECRETARY

                               IVANHOE MINES LTD.

                               World Trade Centre
                          Suite 654 - 999 Canada Place
                      Vancouver, British Columbia, V6C 3E1

                            MANAGEMENT PROXY CIRCULAR

THIS MANAGEMENT PROXY CIRCULAR IS FURNISHED TO THE COMMON SHAREHOLDERS ("SHAREHOLDERS") OF IVANHOE MINES LTD. (THE "CORPORATION") BY MANAGEMENT OF THE CORPORATION IN CONNECTION WITH THE SOLICITATION OF PROXIES TO BE VOTED AT THE SPECIAL MEETING (THE "MEETING") OF THE SHAREHOLDERS TO BE HELD AT 9:30 A.M., LOCAL TIME, ON DECEMBER 23, 2002 IN SUITE 629, WORLD TRADE CENTRE, 999 CANADA PLACE, VANCOUVER, BRITISH COLUMBIA, AND AT ANY ADJOURNMENT THEREOF, FOR THE PURPOSES SET FORTH IN THE NOTICE OF MEETING. UNLESS OTHERWISE STATED, THIS MANAGEMENT PROXY CIRCULAR CONTAINS INFORMATION AS AT NOVEMBER 27, 2002.

SOLICITATION OF PROXIES

The solicitation of proxies by management will be primarily by mail, but proxies may be solicited personally or by telephone by directors, officers and regular employees of the Corporation.

All costs of this solicitation will be borne by the Corporation.

APPOINTMENT OF PROXYHOLDERS

A shareholder entitled to vote at the Meeting may, by means of proxy, appoint a proxyholder or one or more alternate proxyholders, who need not be shareholders, to attend and act at the Meeting for the shareholder and on the shareholder's behalf.

The individuals named in the accompanying form of proxy are directors and/or officers of the Corporation. A SHAREHOLDER MAY APPOINT, AS PROXYHOLDER OR ALTERNATE PROXYHOLDER, A PERSON OR PERSONS OTHER THAN ANY OF THE PERSONS DESIGNATED IN THE ACCOMPANYING FORM OF PROXY, AND MAY DO SO EITHER BY INSERTING THE NAME OR NAMES OF SUCH PERSONS IN THE BLANK SPACE PROVIDED IN THE ACCOMPANYING FORM OF PROXY OR BY COMPLETING ANOTHER SUITABLE FORM OF PROXY.

An appointment of a proxyholder or alternate proxyholders will not be valid unless a form of proxy making the appointment, signed by the shareholder or by an attorney of the shareholder authorized in writing, (a "Proxy") is deposited with CIBC Mellon Trust Company, by facsimile (604) 688-4301 or (416) 363-9524, by mail to P.O. Box 1900, Vancouver, B.C. V6E 3X1, or 200 Queens Quay East, Unit 6, Toronto, Ontario, M5A 4K9, or by hand, to Suite 1600, The Oceanic Plaza, 1066 Hastings Street, Vancouver, British Columbia, V6E 3K9 not less than 48 hours (excluding Saturdays, Sundays and statutory holidays) before the Meeting or the adjournment thereof at which the Proxy is to be used.

REVOCATION OF PROXIES

A shareholder who has given a Proxy may revoke the Proxy

     (a) by depositing an instrument in writing executed by the shareholder or by the shareholder's attorney authorized in writing

          (i) with CIBC Mellon Trust Company, not less than 48 hours (excluding Saturdays, Sundays and statutory holidays) before the Meeting or the adjournment thereof at which the Proxy is to be used,

          (ii) at the registered office of the Corporation at any time up to and including the last business day preceding the day of the Meeting, or an adjournment thereof, at which the Proxy is to be used,

          (iii) with the chairman of the Meeting on the day of the Meeting or an adjournment thereof, or

     (b)  in any other manner provided by law.

A revocation of a Proxy will not affect a matter on which a vote is taken before the revocation.

EXERCISE OF DISCRETION

On a poll, the nominees named in the accompanying form of Proxy will vote or withhold from voting the shares represented thereby in accordance with the instructions of the shareholder. The Proxy will confer discretionary authority on the nominees named therein with respect to

     (a) each matter or group of matters identified therein for which a choice is not specified, other than the appointment of an auditor and the election of directors,

     (b)  any amendment to or variation of any matter identified therein, and

     (c)  any other matter that properly comes before the Meeting.

IN RESPECT OF A MATTER FOR WHICH A CHOICE IS NOT SPECIFIED IN THE PROXY, THE NOMINEES NAMED IN THE ACCOMPANYING FORM OF PROXY WILL VOTE SHARES REPRESENTED BY THE PROXY AT THEIR OWN DISCRETION FOR THE APPROVAL OF SUCH MATTER.

As of the date of this Management Proxy Circular, management of the Corporation knows of no amendment, variation or other matter that may come before the Meeting, but if any amendment, variation or other matter properly comes before the meeting, each nominee named in the accompanying form of Proxy intends to vote thereon in accordance with the nominee's best judgment.

VOTES NECESSARY TO PASS RESOLUTIONS

The Corporation's by-laws provide that a quorum for the transaction of business at the Meeting consists of at least one individual present and holding, or representing by proxy the holder(s) of, shares carrying in the aggregate not less than five percent (5%) of the shares entitled to vote at the Meeting.

Under the Yukon Business Corporations Act (the "YBCA") a majority of the votes cast by shareholders at the Meeting is required to pass an ordinary resolution and a majority of two-thirds of the votes cast at the Meeting is required to pass all special resolutions.

At the Meeting, shareholders will be asked to consider and, if deemed warranted, to pass an ordinary resolution, the full text of which is set out under "Particulars of Matters to be Acted Upon -- Australian Stock Exchange Restriction on Issuance of Securities" in this Management Proxy Circular.

The Resolution is an ordinary resolution and as such, requires approval by a majority of the votes cast by shareholders at the Meeting.

VOTING SHARES

The Corporation has an authorized capital consisting of an unlimited number of Common Shares without par value and an unlimited number of Preference Shares without par value.

As of November 27, 2002, the Corporation had issued 205,147,382 fully paid and non-assessable Common Shares without par value, each carrying the right to one vote. As of such date no Preference Shares were issued or outstanding.

A holder of record of one or more common shares on the securities register of the Corporation at the close of business on November 22, 2002 (the "Record Date") who either attends the Meeting personally or deposits a proxy in the manner and subject to the provisions described above will be entitled to vote or to have such share or shares voted at the Meeting, except to the extent that

     (a) the shareholder has transferred the ownership of any such share after the Record Date, and

     (b) the transferee produces a properly endorsed share certificate for, or otherwise establishes ownership of, any of the transferred shares and makes a demand to CIBC Mellon Trust Company no later than 10 days before the Meeting that the transferee's name be included in the list of shareholders in respect thereof.

NOTICE TO HOLDERS OF CHESS UNITS OF FOREIGN SECURITIES OVER COMMON SHARES TRADED ON THE AUSTRALIAN STOCK EXCHANGE

In Australia the "holders" of the Corporation's common shares traded on the Australian Stock Exchange do not actually hold the shares but rather CHESS Units of Foreign Securities (`CUFS'), a form of depositary receipt. The shares are held by the Corporation's depositary nominee, CHESS Depositary Nominees Pty Ltd (`CDN').

If you are a holder of CUFS you cannot vote personally at the meeting. However, you may direct CDN on how it should vote on the resolutions described in the Notice of Meeting and Management Proxy Circular. If you do so, CDN will cast proxy votes in accordance with your directions. You are also permitted to attend the Meeting.

If you wish to direct CDN on how it should vote on the resolutions you should complete the attached `Direction to CDN Form' and return it to Advanced Share Registry Services ("ASRS"), Level 7, 200 Adelaide Terrace, Perth, Western Australia, 6000, Australia (Telephone: +61 8 9221 7288, Facsimile: +61 8 9221
7869). You must complete the form and return it to ASRS by 11 a.m. (Perth time) on 19 December 2002.

Please note that as a CUFS holder you must complete the `Direction to CDN Form' not the Proxy form.

ADVICE TO BENEFICIAL HOLDERS OF COMMON SHARES

The information set forth in this section is of significant importance to many holders of Common Shares as a substantial number of holders of Common Shares do not hold their Common Shares in their own name.

Holders of Common Shares who do not hold their Common Shares in their own name (referred to in this Information Circular as "Beneficial Holders of Common Shares") should note that only proxies deposited by holders of Common Shares whose names appear on the records of the Corporation as the registered holders of Common Shares can be recognized and acted upon at the Meeting. If the Common Shares are listed in an account statement provided to a holder of common Shares by a broker, then in almost all cases those shares will not be registered in the name of the holder of the Common Shares on the records of the Corporation. Such Common Shares will more likely be registered under the names of the holders' of Common Shares broker or an agent of that broker. In Canada, the vast majority of shares are registered under the name of CDS & Co. (the registration name for The Canadian Depositary for Securities, which acts as nominee for many Canadian brokerage firms). Common Shares held by brokers or their agents or nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Holder of Common Shares. Without specific instructions, brokers and their agents and nominees are prohibited from voting shares for the broker's clients. Therefore, Beneficial Holders of Common Shares should ensure that instructions respecting the voting of their Common Shares are communicated to the appropriate person.

Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from Beneficial Holders of Common Shares in order to ensure that their Common

Shares are voted at the Meeting. The purpose of the Instrument of Proxy or other form of proxy supplied to a Beneficial Holder of Common Shares by its broker (or agent of the broker) is limited to instructing the registered holder of common Shares (the broker or agent of the broker) how to vote on behalf of the Beneficial Holder of common Shares. The majority of brokers now delegate responsibility for obtaining instructions from clients to ADP Investor Communications ("ADPIC"). ADPIC typically mails a special proxy form to the Beneficial Holders of common Shares and asks Beneficial Holders of Common Shares to return such proxy forms to ADPIC. ADPIC then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Common Shares to be represented at the Meeting. A Beneficial Holder of Common Shares receiving a proxy form from ADPIC cannot use that proxy to vote Common Shares directly at the Meeting -- the proxy must be returned to ADPIC well in advance of the Meeting in order to have the Common Shares voted at the meeting.

Although a Beneficial Holder of Common Shares may not be recognized directly at the Meeting for the purposes of voting Common Shares registered in the name of his or her broker (or agent of the broker), a Beneficial Holder of Common Shares may attend at the Meeting as proxy holder for the registered holder of Common shares and vote the common Shares in that capacity. Beneficial Holders of common shares who wish to attend at the Meeting and indirectly vote their Common Shares as proxy holder for the registered holder of Common Shares should enter their own names in the blank space on the Instrument of Proxy provided to them and return the same to their broker (or the broker's agent) in accordance with the instructions provided by such broker (or agent), well in advance of the Meeting.

PRINCIPAL HOLDERS OF SECURITIES

To the knowledge of the directors and senior officers of the Corporation, the only persons who beneficially own, directly or indirectly, or exercise control or direction over shares carrying more than 10% of the voting rights attached to the outstanding Common Shares of the Corporation, the approximate number of common shares so owned, controlled or directed and the percentage of voting shares of the Corporation represented by such shares and the share ownership by the current directors and senior officers of the Corporation as a group are:


                                       NUMBER OF SHARES              PERCENTAGE OF
                                     OWNED, CONTROLLED OR               SHARES
NAME AND ADDRESS                           DIRECTED                   OUTSTANDING
----------------------               --------------------          --------------
Robert M. Friedland                      100,758,334                    49.12%
Hong Kong
Directors and Officers
as a group(1)                            101,546,128(2)                 49.55%


     (1) The directors and officers, as a group, hold 6,605,000 common shares issuable upon exercise of incentive stock options.

     (2) Includes 100,758,334 shares held directly and indirectly by Robert M. Friedland.

PARTICULARS OF MATTERS TO BE ACTED UPON

RESOLUTION -- AUSTRALIAN STOCK EXCHANGE RESTRICTION ON ISSUANCE OF SECURITIES

At the Meeting, Shareholders will be asked to consider and, if deemed advisable, pass a resolution authorizing, in accordance with the requirements of listing rule 7.1 of the Australian Stock Exchange Limited ("ASX"), the issue of up to 50 million Equity Securities (in addition to any other securities otherwise issuable in compliance with the ASX Listing Rules) to such allottees and at such issue price(s) as determined by the Directors as set out in this Management Proxy Circular, such issuance to be authorized to take place on or before the later of: (i) three months following the date of the Meeting; or (ii) subject to any applicable ASX waiver, the date of the Corporation's next annual general meeting. For purposes of this resolution, an "Equity Security" is a Common Share or a security or other right convertible into or exchangeable for a Common Share including a Common Share Purchase Warrant or a Special Warrant.

BACKGROUND

TORONTO STOCK EXCHANGE REQUIREMENTS IN RESPECT OF SHARE ISSUANCES

The Corporation's Common Shares have been listed on The Toronto Stock Exchange ("TSX") since June 1996, and, accordingly, the Corporation is subject to regulation under the rules and policies of the TSX Company Manual (the "TSX Code"), including TSX Code restrictions on the number of equity securities that may be issued pursuant to private placement transactions.

The TSX Code provides that the aggregate number of listed securities which are issued (or made subject to issuance) pursuant to a "private placement" transaction during any six month period may not exceed 25% of the number of securities of the issuer which are outstanding (on a non-diluted basis) prior to giving effect to such transaction without both TSX and shareholder approval. A "private placement" transaction is the issuance of treasury securities of a listed class (or convertible into a listed class) without Canadian prospectus disclosure or reliance on the exempting provisions of Canadian provincial securities legislation. Public offerings of securities by prospectus are not limited by any percentage restriction under the TSX Code.

The applicable provisions of the TSX Code referred to above are set out on Schedule A to this Management Proxy Circular.

AUSTRALIAN STOCK EXCHANGE REQUIREMENTS IN RESPECT OF SHARE ISSUANCES

The Common Shares of the Corporation have been listed on the ASX since September 1996 as a Foreign Exempt Listing. On July 1, 2002, as the result of a change in the policy of the ASX in respect of the listing of foreign companies on the ASX, the Corporation changed its listing category from an exempt listing to a full listing in order for the Corporation's Common Shares to remain listed on the ASX. Accordingly since July 1, 2002, the Corporation has been subject to the ASX Listing Rules applicable to all non-exempt listed companies, including a specific limitation on the ability of listed companies to raise equity capital without ongoing shareholder approvals.

ASX listing rule 7.1 restricts the ability of the Corporation to issue certain equity securities during any twelve month period to 15% of the outstanding Common Shares at the beginning of such period, unless the Corporation has received shareholder approval or a specific exemption or waiver is applicable. This shareholder approval can be prospective or, provided an issuance of shares is in compliance with the 15% limitation, in the form of a subsequent ratification. Unlike the TSX Code, the ASX listing rule restrictions include all issuances of "equity securities" of the Corporation, including public offerings by prospectus, unless a specific exemption is available under listing rule 7.2 or a waiver is received from the ASX. The principal exemption relevant to capital raising under the listing rule is a rights issue whereby new equity securities to be issued must first be offered pre-emptively to existing shareholders on a pro-rata basis. Since July 1, 2002 no "equity securities" have been issued toward the 15% percent limit. At the date of this Management Proxy Circular there are 205,147,382 Common Shares issued and outstanding. The text of listing rules 7.1 through 7.5 is set out in Schedule B to the Management Proxy Circular.

APPEAL OF ASX LISTING RULE 7.1

Following July 1, 2002 the Corporation has sought a number of waivers from the ASX in order to harmonise, as far as possible, the requirements of the ASX Listing Rules with the regulatory framework of the TSX and other Canadian regulators. One of the principal waivers sought by the Corporation is a conditional waiver from listing rule 7.1. It is the Corporation's position that strict compliance with listing rule 7.1 restricts the Corporation's ability to raise capital in North American and other markets. Because North American capital raising practices do not typically involve pre-emptive offers to existing shareholders, but rely instead on rapid financing techniques designed to accelerate the completion of offerings to third parties, the effect of listing rule 7.1 is to oblige the Corporation to obtain ongoing shareholder approvals or specific transactional exemptions or waivers from the ASX in order to take advantage of market windows to raise equity capital.

As an example, prior to its full listing on the ASX the Corporation completed two "bought deals", a financing technique which allowed the Corporation to achieve a legally binding irrevocable contractual commitment for the placement of significant quantities of its shares within hours. The "bought deal" financing technique would not have been feasible to take advantage of market windows if a prior shareholder approval had been required, having regard to where the Corporation stood under the 15% limit, or if the Corporation needed to seek regulatory approvals or seek transactional waivers.

Given North American capital market dynamics, the Corporation cannot rely on rights offerings to complete large equity offerings. This technique may be appropriate for companies based and principally operating in certain jurisdictions such as Australia, but North America capital raising practices rarely rely on this financing technique, the only significant capital raising exemption to the restrictions under ASX listing rule 7.1, absent a shareholders' meeting.

The Corporation is actively involved in ongoing exploration activities in Mongolia and elsewhere which require ongoing funding in order to continue development of such properties. Over the longer term, the Corporation will need to obtain additional funding for, or third party participation in, its undeveloped or partially developed properties to bring them into production. Accordingly the Corporation continually monitors the opportunity to raise additional equity capital as a method of funding its activities, provided market conditions are favourable. It is important for the Corporation and its shareholders for the Corporation to be in a position to respond to such market opportunities.

The Corporation is presently appealing a decision of the ASX Management to not grant the Corporation relief from the requirements of listing rule 7.1. The Corporation is seeking relief from the mechanical elements of listing rule 7.1 that are inconsistent with regulatory requirements and customary practices in Canada while attempting to address ASX policy considerations. The Corporation has proposed to ASX placing a resolution before the shareholders of the Corporation at each annual general meeting of the shareholders of the Corporation, similar to the resolution before the Meeting. With respect to such annual resolutions, shareholders would be asked to approve further issuances of securities during the forthcoming year. At the time of the Management Proxy Circular, the results of the appeal are not available and, accordingly, there can be no assurance that the ASX will grant the Corporation the relief sought.

REASONS FOR SEEKING SHAREHOLDER APPROVAL AT THE MEETING

Management of the Corporation is placing this resolution before the shareholders as a temporary measure in order to maintain the flexibility it had to raise capital for the benefit of the Corporation and its shareholders prior to becoming subject to the limitations and regulation of listing rule 7.1. Given the lengthy time delay in reaching a resolution of its waiver application in respect of listing rule 7.1 and the uncertain outcome of its ongoing appeal of that rule, Management feels it is prudent to take the step of placing this resolution before the Corporation's shareholders to be in a position to respond to market opportunities in the near term and not be prevented from doing so pending a resolution of its appeal of listing rule 7.1.

Accordingly, in compliance with listing rule 7.1, the Corporation is seeking the authority to issue up to 50 million Equity Securities during the three month period following the Meeting, or subject to any applicable ASX waiver, until the next annual general meeting of the Corporation expected to be in June 2003. Regardless of the outcome of the ongoing appeal or any applicable ASX waiver, the passing of this resolution will permit the Corporation the temporary measure of being able to issue Equity Securities for the next three months on substantially the same basis as the Corporation could raise equity capital prior to the Corporation becoming subject to the ASX Listing Rules. The number of Equity Securities issued pursuant to any private placement transactions would still be limited by applicable TSX rules, but the issuance of shares by public offering would not be subject to the ASX listing rule 7.1 limitations (subject to the parameters established by the resolution itself).

PARTICULARS IN RESPECT OF PROPOSED RESOLUTION

In accordance with listing rule 7.3, the following particulars relate to the proposed resolution:

(i) The maximum number of Common Shares issuable, either directly by the Corporation or upon exercise of a right of conversion of other Equity Securities (defined in (v) below), will be 50 million Common Shares;

(ii) Any securities issued pursuant to this Resolution will be issued on or before the later of (i) three months following the date of the Meeting; and
     (ii) subject to any applicable ASX waiver, the date of the Corporation's annual general meeting in 2003, expected to be in June, 2003;

(iii) The minimum issue price for purposes of satisfying listing rule 7.3.3 for each whole Common Share or underlying Common Share will be Cdn.$2 per Common Share or underlying Common Share. As a practical matter, Equity Securities issued by way of a private placement will not be issued for less than a 15% discount to market price in accordance with applicable TSX rules. Equity Securities issued by public offering would be determined by the Corporation based on prevailing market conditions and, if applicable, negotiation with underwriters;

(iv) Equity Securities issued under a private placement will be issued primarily to institutional or sophisticated investors in accordance with applicable North American or other securities laws. Equity Securities may also be issued to investors under an underwritten or best efforts public offering. Equity Securities may also be issued in connection with an acquisition by the Corporation to a vendor of assets. The persons to whom securities will be issued will be determined by the Directors of the Corporation. The names of the allottees are not known, with the Directors of the Corporation to use their absolute discretion in respect of any allotment. It is not anticipated that any director or their associates would participate in any such allotment in the absence of appropriate approvals;

(v) Equity Securities issuable pursuant to this resolution are Common Shares, or a security or other right convertible into, or exchangeable for, Common Shares including Common Share Purchase Warrants or Special Warrants.

     o Any Common Shares issued would be fully paid Common Shares ranking in parity to the other outstanding Common Shares of the Corporation.

     o A Common Share Purchase Warrant is a right exercisable by the holder to acquire a Common Share upon payment of minimum exercise price of $2, and may be issued for no additional consideration at the time of issue.

     o Pursuant to applicable rules of the TSX, any Common Share Purchase Warrant issued in a private placement transaction will not be exercisable for an exercise price less than the closing market price of the underlying

          Common Share on the trading day preceding the date of stock exchange notification of the issue and may only be exercisable for five years from the date of issuance. A purchaser of Common Share Purchase Warrants would be entitled upon exercise to no more than one Common Share per Common Share Purchase Warrant, subject to adjustment provisions which would entitle the purchaser to adjust the number of Common Shares issuable in order to account for the effect of a stock dividend, share split or consolidation or other capital structure change affecting the Common Shares of the Corporation;

     o Special Warrants would be issued by private placement and subject to a minimum Cdn. $2 issue price per underlying Common Share. Special Warrants grant the holder (of Special Warrants) Common Shares upon exercise or deemed exercise of the Special Warrants (within 120 days of the issue date of the Special Warrants), upon clearance of a prospectus with respect to the distribution of securities, without payment of additional consideration by the holders of the Special Warrants;

(vi) The Equity Securities may be issued in one or more transactions (i.e. allotment would occur progressively). The Corporation may, at the request of a purchaser or as required by applicable securities laws, prepare and file in British Columbia and other applicable jurisdictions a prospectus in connection with an issuance of Equity Securities;

(vii) The securities, or some of them, authorized hereunder may be sold through underwriters or licensed brokers and the Corporation may pay negotiated underwriting or brokers commissions or finder's fees in accordance with applicable laws; and

(viii) The intended use of proceeds raised is to fund drilling and exploration expenditures in respect of the Corporation's properties in Mongolia, to fund exploration activities in respect of the Corporation's other existing properties and properties acquired in the future, to fund the acquisition of additional properties or assets and for working capital and general corporate and administrative purposes.

VOTING EXCLUSION -- The Corporation will disregard any votes cast on this resolution by (i) persons who may participate in the proposed issue and (ii) persons who might obtain a benefit if this resolution is passed, except a benefit solely in the capacity of a holder of Common Shares, and (iii) any associates of those persons. However, the Corporation need not disregard a vote if: it is cast by the person as proxy for a person who is entitled to vote, in accordance with the directions on the proxy form; or it is cast by the person chairing the meeting as proxy for a person who is entitled to vote, in accordance with a direction on the proxy form to vote as the proxy decides. Any person voting on this resolution will not be able to participate in the issue of Equity Securities pursuant to this resolution.

EXECUTIVE COMPENSATION

In accordance with the requirements of applicable securities legislation in Canada, the following executive compensation disclosure is provided in respect of the Corporation's President and Chief Executive Officer as at December 31, 2001, and each of the four most highly compensated executive officers ("Named Executive Officers") whose annual compensation exceeded $100,000 in the year ended December 31, 2001. During the year ended December 31, 2001, the aggregate compensation paid to all officers of the Corporation who received more than $40,000 in aggregate compensation during such period was US$1,134,065.

SUMMARY COMPENSATION TABLE

The following table sets forth a summary of all compensation paid during the years ending December 31, 1999, 2000 and 2001 to each of the Named Executive Officers of the Corporation.

                                                  Annual Compensation              Long Term Compensation
                                           --------------------------------  ----------------------------------
                                                                                       Awards           Payouts
                                                                             -------------------------- -------
                                                                             Securities     Restricted
                                                                    Other      Under         Shares or
                                                                    Annual    Options/      Restricted             All
                                                                    Compen-    SARs            Share      LTIP    Other
Name and                                   Salary         Bonus     sation    Granted          Units     Payout   Compen
Principal Position               Year(1)    (US$)         (US$)      (US$)      (#)            (US$)      (US$)  -sation
                                                                                                                  (US$)
------------------               ------    -------      ----------  -------  ----------     ----------   ------  -------
DANIEL KUNZ                       2001     250,000                            1,578,00                             6,700
President                         2000     200,000       35,000                      0                            22,104
                                  1999     150,000       55,888                                                   52,354
                                                        (60,400)(3)
                                  ----     -------      -------               --------                            ------
GORDON TOLL                       2001     202,593                            1,550,00                             2,207
Deputy Chairman                   2000       N/A                                     0
                                  1999       N/A
                                  ----     -------      -------               --------                            ------
EDWARD C.                         2001     156,619                             682,500                             2,381
ROCHETTE(2)                       2000     143,628                                                                38,635
Senior Vice-President             1999     117,112       57,646                                                    2,740
Legal and                                               (62,300)(3)
                                  ----     -------      -------               --------                            ------
Administration

DOUGLAS KIRWIN                    2001     150,000                             182,500                            36,000
Senior Vice-President             2000     109,200                                                                39,023
Exploration                       1999     109,200                                                                 3,728
                                  ----     -------      -------               --------                            ------
JAIME TRONCOSO                    2001     150,000                             176,667
Vice-President,                   2000     150,000                                                                 1,860
Kazakhstan                        1999     162,000       43,027                 43,333
                                                        (46,500)(3)
                                  ====     =======      =======               ========                            ======

(1) All three years are entered for each reporting executive officer, however, the compensation figures are reported from the year the executive officer was required to report.

(2) In each of the years described, Mr. Rochette's compensation was pro-rated consistent with time spent on the business of the Corporation.

(3) Common shares were granted to certain Named Executive Officers on October 4, 1999 at a deemed value of Cdn$1.39 per Share.

LONG TERM INCENTIVE PLAN

The Corporation does not presently have a long-term incentive plan for its executive officers.

OPTIONS/SAR GRANTS DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR

The following Options/SARs were granted to Named Executive Officers in the financial year ended December 31, 2001:

                                                                                         MARKET
                                                   % TOTAL                              VALUE OF
                           SECURITIES            OPTIONS/SAR                           SECURITIES
                              UNDER              GRANTED TO          (1)EXERCISE       UNDERLYING
                           OPTIONS/SAR           EMPLOYEES IN          OR BASE         OPTIONS/SAR
NAME                       GRANTED (#)            FINANCIAL             PRICE         S ON THE DATE        EXPIRATION
                                                     YEAR            ($/SECURITY)      OF GRANT(1)            DATE
                                                                                      ($/SECURITY)
-----------                -----------           ------------        -----------      -------------        -----------
Daniel Kunz                 1,078,000               12.32                $1.20            $1.18             Jan 25/06
                             500,000                 5.72                $1.70            $1.18            Performance
                                                                                                             Based(2)
                           -----------           ------------        ------------     -------------        -----------
Gordon Toll                 1,500,000               17.15                $1.20            $1.18             Jan 25/06
                              50,000                 0.57                $1.70            $1.18            Performance
                                                                                                             Based(2)
                           -----------           ------------        ------------     -------------        -----------
Edward                       532,500                 6.09                $1.20            $1.18             Jan 25/06
Rochette                     150,000                 1.71                $1.70            $1.18            Performance
                                                                                                             Based(2)
                           -----------           ------------        ------------     -------------        -----------
Douglas                      132,500                 1.51                $1.20            $1.18             25 Jan/06
Kirwin                        50,000                 0.57                $1.70            $1.18            Performance
                                                                                                             Based(2)
                           -----------           ------------        ------------     -------------        -----------
Jaime                        126,667                 1.45                $1.20            $1.18             Jan 25/06
Troncoso                      50,000                 0.57                $1.70            $1.18            Performance
                                                                                                             Based(2)
                           ===========           ============        ===========      =============        ===========

(1) Equal to or greater than the weighted average price of the Corporation's common shares on the TSX for the five trading days preceding the date of grant.

(2) The Performance Based options were granted with specific performance based vesting as follows: the options vest as to 40% upon the realization of one of three specific targets set by the Board and the remaining 60% vest upon a second, yet to be determined, goal to be met.

AGGREGATED OPTION EXERCISES

Other than as described below, no further options were exercised during Fiscal 2001 by the Named Executive Officers.

                    Securities        Aggregate     Unexercised Options at        Value of Unexercised in the
                    Acquired on         Value       December 31, 2001             Money Options at
   Name             Exercise          Realized     (Exercisable/Unexercisable)    December 31, 2001
                                                                                 (Exercisable/Unexercisable)
------------------  -----------       ---------    --------------------------    ----------------------------
   Daniel Kunz                                     495,400/1,254,600                    $354,090/$816,410
   Gordon Toll                                       825,000/725,000                    $701,250/$591,250
   Edward Rochette                                   227,250/522,750                    $210,038/$369,338
   Douglas Kirwin      106,500        $115,575           750/142,750                         $638/$96,338
   Jaime Troncoso                                    111,333/138,667                      $74,333/$17,500

PENSION PLANS

The Corporation does not presently provide a pension plan for its directors, executive officers or employees.

COMPOSITION OF COMPENSATION COMMITTEE

During the year ended December 31, 2001, the Compensation and Benefits Committee was comprised of Messrs. Robert Friedland (refer to "Interest of Insiders in Material Transactions"), Gordon L. Toll and R. Edward Flood, who in their capacity as Deputy Chairmen are each an officer and employee of the Corporation. Mr. Friedland resigned his position on the Compensation and Benefits Committee in the second half of the year ended December 31, 2001.

Directors who were officers or employees of the Corporation during the financial year ended December 31, 2001, were: Mr. Robert Friedland -- Chairman, Mr. R. Edward Flood -- Deputy Chairman, Mr. Gordon L. Toll -- Deputy Chairman, Mr. Daniel Kunz -- President.

REPORT ON EXECUTIVE COMPENSATION

The Corporation's executive compensation program is administered by the Compensation Committee and is designed to be competitive with the executive compensation programs offered by other corporations comparable to the Corporation and, where appropriate, to provide incentives for enhancing of shareholder value. The overall objective of the Corporation's executive compensation program is to attract and retain qualified executives who will contribute to the success of the Corporation, to provide fair and competitive compensation, to align the interests of management with those of shareholders and to reward performance that contributes to the achievement of those objectives. Compensation has been structured so as to link shareholder return, measured by the change in share price, with executive compensation through the use of stock options as the primary element of variable compensation. The Corporation does not offer pension plans to its senior executives.

The cash compensation paid to the Named Executive Officers is intended to be comparable to the cash compensation paid to executive officers of similar companies who have comparable duties and responsibilities.

Submitted on behalf of the Compensation Committee:

Mr. R. Edward Flood
Mr. Gordon L. Toll

PERFORMANCE GRAPH

The following graph compares the cumulative shareholder return on a $100 investment in Common Shares of the Corporation to a similar investment in companies comprising the TSX 300 Total Return Index, including dividend reinvestment, for the period December 31, 1996 to December 31, 2001.

[STOCK PRICE PERFORMANCE GRAPH]


December 31                          1996       1997    1998     1999       2000     2001
--------------------------           ----       ----    ----     ----       ----     ----
Ivanhoe Mines Ltd.                   $100       $ 18    $  5     $  6       $  7     $ 13
TSX 300 Total Return Index           $100       $113    $109     $142       $151     $130

COMPENSATION OF DIRECTORS

Currently no fixed compensation is paid to directors of the Corporation for acting as such, although all directors have been granted stock options. The directors may be reimbursed for actual expenses reasonably incurred in connection with the performance of their duties as directors.

INDEBTEDNESS OF DIRECTORS AND OFFICERS

Other than "routine indebtedness" as that term is defined in applicable securities legislation, no director or senior officer of the Corporation, or associate or affiliate of any such director or senior officer, is or has been indebted to the Corporation since the beginning of the last completed financial year of the Corporation.

RECOMMENDATION

The Directors of the Corporation recommend the approval of this resolution authorising the issue of up to 50 million Equity Securities and recommend that shareholders vote in favour of the Resolution. If shareholders cannot attend the Meeting they are urged to complete the proxy form and return it (see proxy form for details) as soon as possible.

OTHER BUSINESS

Management of the Corporation is not aware of any matter to come before the Meeting other than the matters referred to in the Notice of the Meeting.

DIRECTORS' APPROVAL

The contents of this Management Proxy Circular and its distribution to shareholders have been approved by the Board of Directors of the Corporation.

DATED at Vancouver, British Columbia, as of the 27th of November, 2002.

                                                        BY ORDER OF THE BOARD

                                                        "BEVERLY A. BARTLETT"
                                                         CORPORATE SECRETARY

                                   SCHEDULE A

                               TSX CODE PROVISIONS

SCOPE OF THE PRIVATE PLACEMENT REQUIREMENTS

SEC. 618. The Exchange defines the term "private placement" as an issuance of treasury securities without prospectus disclosure, in reliance on the exempting provisions of clause (b) of section 72(1) of the Ontario Securities Act, or section 2.3 of Ontario Securities Commission Rule 45-501, Exempt Distributions, or equivalent legislation of another jurisdiction. In certain circumstances, however, the Exchange may consider it appropriate to apply the rules set out in Sections 619 to 622 to other types of transactions.

         Sections 619 to 621 are not applicable to private placements of securities which are neither of a class listed on the Exchange nor convertible into securities of a class listed on the Exchange.

         Sections 619, 620 and 622 are not necessarily applicable to private placement transactions which, in the opinion of the Exchange, have not been negotiated at arm's length. Each non-arm's length transaction is considered on its own merits.

SIZE OF TRANSACTION
SEC. 620.

(a) Subject to paragraphs (b) and (c), the aggregate number of securities of a listed issue which are issued or made subject to issuance pursuant to private placement transactions during any six-month period must not exceed 25% of the number of securities of the issue which are outstanding (on a non-diluted basis) prior to giving effect to such transactions.

(b) The Exchange will give consideration to requests by listed companies to exceed the 25% limit referred to in paragraph (a), but only on condition that approval of the shareholders be obtained.

(c) If the listed company has more than one outstanding class of participating securities, the Exchange may, in appropriate circumstances, regard the separate classes as a single class for the purposes of paragraph (a).

(d) In the case of a private placement of convertible securities, or where warrants are issued to a private placement purchaser, the underlying securities will be regarded as being "subject to issuance", for the purposes of paragraph (a), at the time of the closing of the private placement transaction, regardless of when the right of conversion or exercise commences.

(e) Where the number of securities of a listed issue which would be issued or made subject to issuance pursuant to a proposed private placement transaction (or series of related transactions) would exceed 100% of the number of securities of the issue which are outstanding (on a non-diluted basis) prior to giving effect to the transaction, reference should be made to Sections 699.10 to 699.15 respecting "backdoor listings".

                                   SCHEDULE B

                         SECTION 7.1 TO 7.5 OF ASX RULES

ISSUES EXCEEDING 15% OF CAPITAL

7.1 Without the approval of holders of ordinary securities, an entity must not issue or agree to issue more equity securities than the number calculated according to the following formula.

                                  (A x B) - C

A = The number of fully paid ordinary securities on issue 12 months before the date of issue or agreement,

     o plus the number of fully paid ordinary securities issued in the 12 months under an exception in rule 7.2,

     o plus the number of partly paid ordinary securities that became fully paid in 12 months,

     o plus the number of fully paid ordinary securities issued in the 12 months with approval of holders of ordinary securities under this rule,

     o less the number of fully paid ordinary securities cancelled in the 12 months.

B =  15%

C = The number of equity securities issued or agreed to be issued in the 12 months before the date of issue or agreement to issue but not under an exception in rule 7.2 or with approval under this rule.

     7.1.1 -- 7.1.4 [REPEALED]

     7.1.4 In working out the number of equity securities that an entity may issue or agree to issue, and the number of equity securities in "C", the following rules apply.

          (a) If the equity securities are fully paid ordinary securities, each security is counted as one.

          (b) If the equity securities are convertible into ordinary securities or are partly paid securities, each security is counted as the maximum number of fully paid ordinary securities into which it can be converted or paid up.

          (c)  In any other case, each security is counted as ASX decides.

     7.1.5 The following rules apply regarding issues of equity securities or agreements to issue equity securities.

          (a) An agreement to issue equity securities that is conditional on holders of ordinary securities approving the issue before the issue is made is not treated as an agreement. If an entity relies on this rule it must not issue the equity securities without approval.

          (b) In working out if there is an issue of equity securities the sale or reissue of forfeited equity securities is treated as an issue of equity securities.

         7.1.6 In working out the number of fully paid ordinary securities on issue 12 months before the date of issue or agreement in "A", if first quotation of the entity's securities occurred less than 12 months before the date of issue or agreement, the number of securities is the number of fully paid ordinary securities on issue on the date of first quotation.

EXCEPTIONS TO RULE 7.1

7.2  Rule 7.1 does not apply in any of the following cases.

Exception 1  An issue to holders of ordinary securities made under a pro rata issue and to holders of other equity securities to the extent that the terms of issue of the equity securities permit participation in the pro rata issue.

Exception 2  An issue under an underwriting agreement to an underwriter of a pro rata issue to holders of ordinary securities if the underwriter receives the securities within 15 business days after the close of the offer.

Exception 3  An issue to make up the shortfall on a pro rata issue to holders of ordinary securities. The entity must make the issue within 3 months after the close of the offer, and the directors of the entity (in the case of a trust, the responsible entity or management company) must have stated as part of the offer that they reserve the right to issue the shortfall at their discretion. The issue price must not be less than the price at which the securities were offered under the pro rata issue.

Exception 4  An issue on the conversion of convertible securities. The entity must have issued the convertible securities before it was listed or complied with the listing rules when it issued the convertible securities.

Exception 5  An issue under an off-market bid that is required to comply with the Corporations Act or under a merger by way of scheme of arrangement under Part 5.1 of the Corporations Act.

Exception 6  An issue to fund the cash consideration in any of the following circumstances if the terms of the issue are disclosed in the takeover or scheme documents.

             o An off-market bid that is required to comply with the Corporations Act, when the offer becomes unconditional.

             o A market bid that is required to comply with the Corporations Act, when the market bid is announced under section 635 of the Corporations Act.

             o A merger by way of scheme of arrangement under Part 5.1 of the Corporations Act, when the arrangement is approved by the court under section 411(4) of the Corporations Act.

Exception 7  An issue under a dividend or distribution plan, excluding an issue to the plan's underwriters. Exception 7 is only available in the following cases.

          (a) In the case of a plan that was established before the entity was listed -- a summary of the plan's terms was set out in the prospectus or information memorandum.

          (b) In the case of a plan that was established after the entity was listed -- the plan's terms were approved by holders of ordinary securities.

Exception 8  [REPEALED]

Exception 9  An issue under an employee incentive scheme if within 3 years before the date of issue one of the following occurred.

            (a) In the case of a scheme established before the entity was listed -- a summary of the terms of the scheme were set out in the prospectus, Product Disclosure Statement or information memorandum.

            (b) Holders of ordinary securities have approved the issue of securities under the scheme as an exception to this rule. The notice of meeting must have included each of the following.

                  o     A summary of the terms of the scheme.

                  o The number of securities issued under the scheme since the date of the last approval.

                  o     A voting exclusion statement.

            (c) The scheme was approved by holders or ordinary securities under rule 7.37 or 7.38.

Exception 10 An issue of preference shares which do not have any rights of conversion into another class of equity security. The preference shares must comply with chapter 6.

Exception 11 The reissue or sale of forfeited shares within 6 weeks after the day on which the call was due and payable.

Exception 12 An issue on the exercise of options to an underwriter of the exercise. Exception 12 is only available if each of the following applies.

             (a) The entity complied with the listing rules when it issued the options.

             (b) The underwriter receives the underlying securities within 10 business days after expiry of the options.

             (c)  The underwriting agreement was disclosed under rule 3.11.3.

Exception 13 An issue under an agreement to issue securities. The entity must have complied with the listing rules when it entered into the agreement to issue the securities.

Exception 14 An issue made with the approval of holders of ordinary securities under listing rule 10.11. The notice of meeting must state that if approval is given under listing rule 10.11, approval is not required under listing rule 7.1.

NOTICE REQUIREMENTS FOR APPROVAL UNDER RULE 7.1 AND 7.1.5(a)

7.3 For the holders of ordinary securities to approve an issue or agreement to issue, the notice of meeting must include each of the following.

      7.3.1 The maximum number of securities the entity is to issue (if known) or the formula for calculating the number of securities the entity is to issue.

      7.3.2 The date by which the entity will issue the securities. The date must be no later than 3 months after the date of the meeting. However, if court approval of a reorganization of capital (in the case of a trust, interests) is required before the issue, the date must be no later than 3 months after the date of court approval.

      7.3.3 The issue price of the securities, which must be either:

            o     A fixed price; or

            o A minimum price. The minimum price may be fixed or a stated percentage that is at least 80% of the average market price for securities in that class. The average is calculated over the last 5 days on which sales in the securities were recorded before the day on which the issue was made or, if there is a prospectus, Product Disclosure Statement or offer information statement relating to the issue, over the last 5 days on which sales in the securities were recorded before the date the prospectus, Product Disclosure Statement or offer information statement is signed.

      7.3.4 The names of the allottees (if known) or the basis upon which allottees will be identified or selected.

      7.3.5 The terms of the securities.

      7.3.6 The intended use of the funds raised.

      7.3.7 The dates of allotment or a statement that allotment will occur progressively.

      7.3.8 A voting exclusion statement. This does not apply if the issue is part of a public offer of equity securities and the notice of meeting states each of the following.

            (a) The entity will offer securities to all holders of ordinary securities in priority to anyone else, and will issue them in a fair and equitable manner.

            (b) Apart from an agreement for the allotment of securities, the entity will limit the number of securities it issues to a holder of ordinary securities to the higher of 5% of all the securities being offered and the number the holder would be entitled to under a pro rata issue of all those securities.

      7.3.9 In the case of an agreement for the allotment of securities which is part of a public offer, a voting exclusion statement in relation to a party to the agreement, and an adequate summary of the agreement.

SUBSEQUENT APPROVAL OF AN ISSUE OF SECURITIES

7.4 An issue of securities made without approval under rule 7.1 is treated as having been made with approval for the purpose of rule 7.1 if each of the following apply.

      7.4.1 The issue did not breach rule 7.1.

      7.4.2 Holders of ordinary securities subsequently approve it.

7.5 For the holders to approve the issue subsequently, the notice of meeting must include each of the following.

      7.5.1 The number of securities allotted.

      7.5.2 The price at which the securities were issued.

      7.5.3 The terms of the securities.

      7.5.4 The names of the allottees or the basis on which allottees were determined.

      7.5.5 The use (or intended use) of the funds raised.

      7.5.6 A voting exclusion statement.